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                               PRINTWARE, INC.

                                 EXHIBIT 11
                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
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                                           Quarter ended
                                        April 1,   April 3,
                                         2000        1999
                                       __________  __________
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BASIC EPS:

Weighted average number of
 common shares outstanding              3,275,583   4,834,763

                                       __________  __________
Total shares                            3,275,583   4,834,763
                                       ==========  ==========

Net income (loss) (000's)              $       92  $      (97)
                                       ==========  ==========
Earnings (loss) per share              $      .03  $     (.02)
                                       ==========  ==========

DILUTED:

Weighted average number of
 common shares outstanding              3,275,583   4,834,763

Common share equivalents
 from assumed exercise of
 options and warrants                      47,380           -
                                       __________  __________
Total shares                            3,322,963   4,834,763
                                       ==========  ==========

Net income (loss) (000's)              $       92  $      (97)
                                       ==========  ==========
Earnings (loss) per share              $      .03  $     (.02)
                                       ==========  ==========
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